Exhibit 21.1

LIST OF SUBSIDIARIES OF
KUBOTA PHARMACEUTICAL HOLDINGS CO., LTD.

Subsidiaries	Jurisdiction
Acucela Inc.	Washington
Kubota Ophthalmics Co., Ltd.	Japan